Exhibit 10.1

SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT

This SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT, dated as of September 18, 2018 (this “Amendment” or sometimes referred to herein as the “Second Amendment”), is entered into by and among GORDON BROTHERS FINANCE COMPANY, in its capacity as the administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) party hereto, Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), and the obligors party thereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Term Loan Credit Agreement, dated as of March 14, 2018, by and among Administrative Agent, Lenders, Borrowers and Guarantors, as amended by the First Amendment to Term Loan Credit Agreement, dated as of May 10, 2018 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement” or the “Existing Credit Agreement”) and the other Loan Documents;

WHEREAS, Lead Borrower has requested that Administrative Agent and Lenders modify certain provisions of the Credit Agreement and Administrative Agent and Required Lenders are willing to agree to such modifications on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment, Administrative Agent, Lenders, and Borrowers desire and intend to make certain amendments to the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment.

2.    Amendment to Credit Agreement. Upon the occurrence of the Second Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)    Additional Definitions. The following definitions are hereby added to the Credit Agreement:

(i)    “Accelerated Borrowing Base Weekly Delivery Event” means the occurrence of either of the following events at any time: (a) the occurrence and continuance of any Event of Default, or (b) Revolving Excess Availability is less than fifteen percent (15%) of the Revolving Loan Cap for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Weekly Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default is continuing and has not been waived, and/or (ii) if the Accelerated Borrowing Base Weekly Delivery Event arises as a result of the Borrowers’ failure to achieve Revolving Excess Availability as required in clause (b) of this definition, until the Revolving Excess Availability has exceeded fifteen percent (15%) of the Revolving Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Weekly Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

(ii)    “Second Amendment” means that certain Second Amendment to Term Loan Credit Agreement, dated September 18, 2018, by and among the Administrative Agent, Borrowers, the Lenders, and Guarantors.

(iii)    “Second Amendment Effective Date” means the date that all of the conditions set forth in Section 4 of the Second Amendment are satisfied. The Second Amendment Effective Date is September 18, 2018.

(b)    Amendments to Definitions.

(i)    The definition of “Applicable Margin” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

“Applicable Margin” means a rate per annum equal to 8.25%.

(ii)    The definition of “Borrowing Base” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (b) of such definition and replacing it with the following:

“(b)     twelve and one-half percent (12.5%) (provided that such percentage shall reduce to ten percent (10%) on the earlier of (i) the date that is one (1) year after the Second Amendment Effective Date and (ii) the date on which the Borrowers consummate a Permitted Leasehold Financing pursuant to which the Borrowers receive at least $5,000,000 in net proceeds) of the Net Recovery Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves;

plus”

(iii)    The definition of “Cash Dominion Event” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Revolving Excess Availability of at least (A) ten percent (10.0%) of the Revolving Loan Cap at any time or (B) twelve and one-half percent (12.5%) of the Revolving Loan Cap at for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (A) so long as such Event of Default and is continuing and has not been waived, and/or (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Revolving Excess Availability as required hereunder, until Revolving Excess Availability has exceeded twelve and one-half percent (12.5%) of the Revolving Loan Cap for sixty (60)

consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Revolving Excess Availability exceeds the required amount for sixty (60) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasion(s) after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

(iv)    The definition of “FF&E Advance Rate” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “October 31, 2018” in such definition and replacing it with “December 31, 2018”.

(v)    The definition of “Maturity Date” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

“Maturity Date” means the earlier to occur of (a) September 18, 2023 and (b) the Revolving Maturity Date.

(c)    Term Loan Prepayment Fee. The first sentence of Section 2.09(a) is hereby deleted and the following substituted therefor:

“In the event that, at any time prior to the third anniversary of the Second Amendment Effective Date, an acceleration of the Obligations pursuant to Section 8.02 occurs, or in the event that, at any time on or prior to the third anniversary of the Second Amendment Effective Date the Borrowers voluntarily prepay or repay, or are required to prepay or repay following acceleration of the Obligations pursuant to Section 8.02, the Term Loans in whole or in part, then, on the date of such acceleration or the effective date of such prepayment or repayment (or the date the requirement to prepay or repay arises), as applicable, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the Term Loan Prepayment Fee on the amount of the Term Loans so prepaid or repaid or required to be prepaid or repaid (and to the extent such Term Loan Prepayment Fee is not paid when due, such fee shall be automatically capitalized and added to the principal balance of the Term Loans).”

(d)    Delivery of Borrowing Base Certificates. Section 6.02(c) of the Credit Agreement is hereby deleted and the following substituted therefor:

“(c)    on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base and the Revolving Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (as applicable), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that, at any time that an Accelerated Borrowing Base Weekly Delivery Event has occurred and is continuing, at the election of the Administrative Agent, (or, at the election of the Borrowers, in the event an Accelerated Borrowing Base Weekly Delivery Event has not occurred) such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday of any week is not a Business Day, on the next succeeding Business Day) and such weekly delivery shall continue for a minimum of four consecutive weeks, commencing with the first week following the week during which such Accelerated Borrowing Base Weekly Delivery Event first occurred (or, if delivered at the election of the Borrowers, commencing with the first week following the week during which Lead Borrower notifies Administrative Agent in writing that Borrowers will be delivering a Borrowing Base Certificate on a weekly basis), in each case, as of the close of business on Friday of the immediately preceding week; provided further, that; in the event of any Disposition of, or casualty or condemnation of, any Term Loan Priority Collateral with an aggregate value in excess of $500,000, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting such Disposition, casualty or condemnation not later than the next Business Day;”

(e)    Inspection Rights; Additional Field Examinations and Appraisals. Sections 6.10 (b) and (c) of the Credit Agreement are hereby deleted and the following substituted therefor:

“(b)    Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and the Revolving Borrowing Base, (ii) the assets included in the Borrowing Base and the Revolving Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. If Revolving Excess Availability is not less than the amount equal to twenty percent (20%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) field examination during such Fiscal Year at the Loan Parties’ expense; provided, that, if Revolving Excess Availability is less than the amount equal to twenty percent (20%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) field examination during such Fiscal Year at the Loan Parties’ expense; provided further, that, the Administrative Agent agrees that the Administrative Agent shall not undertake any such field examinations to the extent that the Revolving Agent shall have conducted such field examinations in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (A) as it in its discretion deems necessary or appropriate, at its own expense or, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c)    Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base and the Revolving Borrowing Base. If Revolving Excess Availability is not less than the amount equal to twenty percent (20%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) appraisal during such Fiscal Year at the Loan Parties’ expense; provided, that, if Revolving Excess Availability is less than the amount equal to twenty percent (20%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) appraisals during such Fiscal Year at the Loan Parties’ expense; provided further, that, the Administrative Agent agrees that the Administrative Agent shall not undertake any such appraisals to the extent that the Revolving Agent shall have conducted such appraisals in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

3.    Representations and Warranties. Borrowers each represent and warrant with and to the Administrative Agent and each Lender on the Second Amendment Effective Date as follows:

(a)    After giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment;

(b)    this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and the other Loan Parties and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and the other Loan Parties contained herein and therein constitute legal, valid and binding obligations of Borrowers and the other Loan Parties, enforceable against Borrowers and the other Loan Parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(c)    the execution, delivery and performance of this Amendment (i) are within each Borrower’s and Guarantor’s corporate or limited liability company powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or other Loan Party is a party or by which any Borrower or other Loan Party or its property are bound; and

(d)    all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

4.    Conditions Precedent. This Amendment shall become effective as of the date on which each of the following conditions have been satisfied, as determined by Administrative Agent in its sole discretion (the “Second Amendment Effective Date”):

(a)    this Amendment shall have been duly executed by each party hereto;

(b)    on the date of this Amendment, the principal amount of the Term Loans shall have been repaid in an amount equal to $15,000,000, together with all accrued but unpaid interest on such principal amount and the Term Loan Prepayment Fee payable in connection therewith (in an amount equal to $262,500);

(c)    an amendment to the Intercreditor Agreement, in form and substance satisfactory to Administrative Agent, shall have been duly executed and delivered by the Revolving Agent and the Loan Parties;

(d)    the Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing (i) the authority of each Loan Party to enter into this Second Amendment and any other Loan Documents to be entered into in connection therewith and (ii) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Second Amendment and related Loan Documents, together with copies of each Loan Party’s Organization Documents certified by a Responsible Officers of each Loan Party as being true and correct and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, and in good standing in its jurisdiction of incorporation or organization, as the case may be;

(e)    the Amendment No. 3 to the Second Amended and Restated Revolving Credit Agreement (the “Revolving Amendment”) shall have been consummated (or consummated substantially concurrently with the consummation of the facility evidenced by the Credit Agreement) on terms and conditions and pursuant to documentation satisfactory to Administrative Agent;

(f)    a certificate signed by a Responsible Officer of the Lead Borrower certifying (1) that the conditions specified in this Section 4 have been satisfied, (2) that there has been no event or circumstance since February 3, 2018, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (3) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, (4) either that (x) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (y) that all such consents, licenses and approvals have been obtained and are in full force and effect and (5) attaching, as true, complete and correct, copies of each of the Revolving Amendment and any other material Revolving Loan Document delivered in connection therewith;

(g)    the Administrative Agent shall have received a Borrowing Base Certificate dated the Second Amendment Effective Date (after giving effect to the Second Amendment), relating to the fiscal month ended on September 1, 2018, and executed by a Responsible Officer of the Lead Borrower;

(h)    the Administrative Agent shall have received (without duplication of the amounts referred to in clause (b), above) (i) all fees required to be paid on the Second Amendment Effective Date under the amended and restated fee letter dated as of the date hereof and (ii) all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent); and

(i)    as of the date of this Amendment and after giving effect thereto, (x) no Default or Event of Default shall exist or have occurred and be continuing and (y) the representations and warranties set forth in Section 3 shall be true and correct.

5.    Release.

(a)    In consideration of the agreements of Administrative Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and each Lender, and its and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Administrative Agent, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Second Amendment, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b)    Each Loan Party acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(d)    Each Loan Party represents and warrants that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

(e)    Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.

(f)    Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section 5(a) hereof. If any Loan Party violates the foregoing covenant, Borrowers, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

6.    Effect of this Second Amendment. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Loan Documents are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and the other Loan Parties shall not be entitled to any other or further consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.

7.    Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9.    Further Assurances. Borrowers and other Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment.

10.    Entire Agreement. This Amendment and the other Loan Documents represent the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.

11.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

12.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:

STEIN MART, INC.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Chief Financial Officer

STEIN MART BUYING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Director

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Director

Signature Page – Second Amendment

Term Loan Credit Agreement

AGENT AND LENDERS:

GORDON BROTHERS FINANCE COMPANY, as the Administrative Agent

By:	/s/ David Vega
Name:	David Vega
Its Authorized Signatory

GORDON BROTHERS FINANCE COMPANY LLC, as a Lender

By:	/s/ David Vega
Name:	David Vega
Its Authorized Signatory

Signature Page – Second Amendment

Term Loan Credit Agreement